Exhibit 99.1

News Release	Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, TX 75039-2298 972 444 1107 Telephone 972 444 1138 Facsimile

Contact:	Media Relations
(972) 444-1107

FOR IMMEDIATE RELEASE: October 17, 2012

ExxonMobil Canada Acquires Celtic Exploration Ltd.,

Including Liquids-Rich Montney Shale Acreage

•	Agreement includes 649,000 net acres in the Montney and Duvernay shales in Alberta

CALGARY — ExxonMobil Canada today announced an agreement with Celtic Exploration Ltd. (“Celtic”) under which an ExxonMobil Canada affiliate will acquire Celtic.

Under the terms of the agreement, ExxonMobil Canada will acquire 545,000 net acres in the liquids-rich Montney shale, 104,000 net acres in the Duvernay shale and additional acreage in other areas of Alberta.

Current production of the acreage to be acquired is 72 million cubic feet per day of natural gas and 4,000 barrels per day of crude, condensate and natural gas liquids. The assets were estimated by Calgary-based Celtic Exploration at December 31, 2011 to include an estimated 128 million oil equivalent barrels of proved plus probable reserves, of which 24 percent are crude, condensate and natural gas liquids and 76 percent natural gas.

Approximately 60 employees at Celtic Exploration will be given the opportunity to transition to ExxonMobil employment.

Shareholders of Celtic Exploration will receive C$24.50 per share and half a share of a newly established company which will hold assets not included in the agreement with ExxonMobil Canada. These assets include acreage in the Inga area in British Columbia, the Grande Cache area in Alberta and interests in oil and gas properties located in Karr, Alberta.

The agreement is subject to approval by Celtic Exploration’s shareholders and Canadian regulatory authorities.

“This acquisition will add significant liquids-rich resources to our existing North American unconventional portfolio,” said Andrew Barry, president of ExxonMobil Canada. “Our financial and technical strength will enable us to maximize resource value by leveraging the experience of ExxonMobil subsidiary XTO Energy, a leading U.S. oil and natural gas producer which has expertise in developing tight gas, shale oil and gas and coal bed methane.”

ExxonMobil Canada, a subsidiary of Exxon Mobil Corporation, has a long history in Canada that dates back to the 1940s.The company is a leader in the Atlantic Canada offshore, where it operates the Sable project in Nova Scotia, is lead owner of the Hibernia project in Newfoundland and Labrador, where it is developing the Hebron project. ExxonMobil Canada has additional assets in Western and Northern Canada.

ExxonMobil’s Canadian affiliate, Imperial Oil Limited, is not a party to the transaction, but may elect to participate at a later date through its existing agreement with ExxonMobil Canada that provides for up to equal participation in new Canadian upstream opportunities. Imperial Oil Limited has advised that it is currently evaluating this opportunity.

CAUTIONARY NOTE

Business plans, estimates, and other statements of future events or conditions in this release are forward-looking statements. Actual results, including closing of the proposed transaction, post-closing ownership structure, production rates, and resource recoveries may differ materially due to a number of factors including: approval of the transaction by Celtic shareholders; approval of the transaction by regulatory authorities and any conditions to such approval; the satisfaction of other conditions precedent provided in the acquisition agreements; changes in market prices and other factors affecting the supply of and demand for oil, natural gas, condensate, and natural gas liquids; changes in law or government regulation; the outcome of commercial negotiations; reservoir performance; timely completion of development projects; unforeseen technical or operating factors; and other factors discussed under the heading “Factors affecting future results” on the “Investors” page of ExxonMobil’s website at exxonmobil.com and in Item 1A of ExxonMobil’s most recent annual report on Form 10-K. We assume no duty to update these statements as of any future date. Proved plus probable reserve estimates quoted in this release were determined by Celtic using definitions applicable to Canadian reporting companies and may not be the same as proved or probable reserves as determined under U.S. SEC definitions. This release does not constitute an offer to purchase or a solicitation of an offer to sell any security, and does not constitute a solicitation of votes or proxies with respect to any security.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. Follow ExxonMobil on Twitter at www.twitter.com/exxonmobil.

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